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                                                                      Exhibit 99


                                      Contact: N. Gregory Petrick
                                               Executive Vice President and CFO
                                               477 East Beaver Avenue
                                               State College, PA 16801-5690
                                               (814) 234-6000



PRESS RELEASE
FOR IMMEDIATE RELEASE
---------------------

                         UNI-MARTS ANNOUNCES ADOPTION OF
                             SHAREHOLDER RIGHTS PLAN


         STATE COLLEGE, PENNSYLVANIA, February 6, 2002 - Uni-Marts Inc.
(AMEX: UNI) announced that its Board of Directors adopted today a Shareholder Rights Plan and declared a dividend distribution of one Common Stock Purchase Right on each outstanding share of its common stock. Henry D. Sahakian, Chairman of the Board, stated, "The rights provide protection for the Company's shareholders against coercive or unfair takeover tactics which may arise due to what the Board believes to be the current undervalued price of our stock. Moreover, the plan should encourage anyone seeking to discuss a potential transaction with Uni-Marts to negotiate an equitable price and terms fair to all shareholders with the Company's Board of Directors. The Board is prepared, at all times, to consider a variety of strategic alternatives in the best interests of the Company and its shareholders, including a merger, combination or outright purchase of the Company that maximizes both the long and short term value for all of the Company's shareholders." The rights plan is similar to plans in place at more than 2,000 public companies.


         Pursuant to the rights plan, Uni-Marts will distribute to all shareholders of record on February 19, 2002, as a dividend on each outstanding share of common stock, a right to purchase two-thirds of a share of common stock for a purchase price of $10.67. The rights, however, are exercisable (subject to limited grandfathering provisions for certain shareholders who currently beneficially own more than 15% of the Company's stock) only if: (1) a person or group acquires 15% or more of the Company's common stock, other than through an offer for all shares of the common stock at a price and on terms determined by the Board of Directors to be fair to all shareholders, or (2) a person or group commences a tender or exchange offer for 15% or more of the Company's common stock.

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         If the rights become exercisable, the rights will be modified automatically to entitle the rightholders (other than the acquiring person or group) to purchase shares of Uni-Marts common stock at a 50% discount from the then market value. In addition, if Uni-Marts is acquired in a merger or other transaction after such person or group has acquired a 15% common stock interest, the rightholders (other than such person or group) will be entitled to purchase shares of common stock of the surviving Company at the same discount from market value.


         Initially, the rights will be represented by existing Uni-Marts stock certificates. Should the rights become exercisable, the Company will issue separate rights certificates to all holders.


         Uni-Marts can redeem the rights at any time before (but not after) a person or group has acquired 15% or more of the Company's common stock as described above. If not redeemed prior to January 31, 2012, the rights will expire on that date.


         Uni-Marts will file with the Securities and Exchange Commission a Registration Statement on Form 8-A registering the rights. The Form 8-A will include a copy of the Rights Agreement containing the full terms of the plan as an exhibit. A detailed summary of the terms of the plan will be mailed to each shareholder of record on February 19, 2002.


         At February 6, 2002, Uni-Marts operated 301 convenience stores and Choice Cigarette Discount Outlets in Pennsylvania, New York, Delaware, Maryland and Virginia. Self-service gasoline was sold at 238 of these locations.




Certain statements contained in this release are forward looking. Although Uni-Marts, Inc. believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations include general economic, business and market conditions, volatility of gasoline prices, merchandise margins, customer traffic, weather conditions, labor costs and the level of capital expenditures. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by Uni-Marts, Inc. filed with the Securities and Exchange Commission.